SECRETARY'S CERTIFICATE


      The undersigned hereby certifies that he is the Secretary of E*TRADE Funds ("Trust"), a business trust organized and existing under the laws of the State of Delaware. The undersigned further certifies that: (1) the following resolution is a true and correct copy of a resolution duly adopted by unanimous approval of the Board of Trustees of the Trust on the 5th day of May 1999 and
(2) that such resolution is in effect as of the date hereof and has not been rescinded, amended or modified.

      RESOLVED: That the officers of the Trust who may be required to execute the Trust's Registration Statement and any amendments thereto be, and each of them hereby is, authorized to execute a power of attorney appointing Robert W. Helm and David A. Vaughan as their true and lawful attorneys-in-fact, to execute in their name, place and stead on behalf of the Trust, unless otherwise designated as Trustee or officer of the Trust, the Registration Statement and any amendments thereto, and all instruments necessary or incidental in connection therewith, and to file the same with the SEC; and said attorneys-in-fact shall have full power and authority to do and perform in the name and on behalf of each of said officers, or any or all of them, in any and all capacities with respect to the Trust, every act whatsoever requisite or necessary to be done, said acts of said attorney-in-fact, being hereby ratified and approved.

                                          Dated this 8th day of October, 1999.




                                          Joe N. Van Remortel
                                          Secretary